Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Textainer Group Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-146304) on Form F-1, registration statements (Nos. 333- 147961, 333-171409 and 333-211290) on Form S-8 and registration statement (No. 333-171410) on Form F-3 of Textainer Group Holdings Limited and subsidiaries of our reports dated March 27, 2017, with respect to the consolidated balance sheets of Textainer Group Holdings Limited and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive (loss) income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F of Textainer Group Holdings Limited and subsidiaries.

/s/ KPMG LLP

San Francisco, California

March 27, 2017